Exhibit 10.3

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of April 15, 2019, is entered into by and between Expedia Group, Inc., a Delaware corporation (“Parent”), and each of the undersigned (each, a “Shareholder” and, together, the “Shareholders”), each a shareholder of Liberty Expedia Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between Parent, LEMS I, LLC, a single member Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger LLC”), LEMS II Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, among other transactions contemplated by the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and immediately thereafter the Company will be merged with and into Merger LLC (the “Upstream Merger”), with Merger LLC surviving the Upstream Merger as a direct wholly owned subsidiary of Parent;

WHEREAS, as of the date of this Agreement, each Shareholder owns beneficially (references herein to “beneficial owner,” “beneficial ownership” and “owns beneficially” shall have the meanings assigned to such terms under Rule 13d-3 of the Securities Exchange Act of 1934, as amended; provided, that neither Shareholder will be deemed to beneficially own any Common Stock (as defined below) held by The Tracy M. Amonette Trust A (also known as The Tracy L. Neal Trust A) or The Evan D. Malone Trust A, unless and until such Shareholder exercises its right of substitution and acquires such Common Stock from The Tracy M. Amonette Trust A (also known as The Tracy L. Neal Trust A) or The Evan D. Malone Trust A, respectively) or of record, and, with respect to the Merger and the other transactions contemplated by the Merger Agreement, has the power to vote or direct the voting of, certain shares of Series A common stock of the Company and Series B common stock of the Company (all such shares, the “Existing Shares”, and such shares of the Company’s Series A common stock and Series B common stock referred to collectively as the “Common Stock”); and

WHEREAS, as a condition and inducement for Parent to enter into the Merger Agreement, Parent has required that each Shareholder, in his or her capacity as a shareholder of the Company, enter into this Agreement, and each Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement.

2.
Effectiveness; Termination.  This Agreement shall be effective upon signing.  This Agreement shall automatically terminate upon the earlier of (a) the termination of the Merger Agreement for any reason in accordance with its terms, or (b) the date of any material modification, waiver or amendment of the Merger Agreement as in effect on the date of this Agreement that adversely affects the value or tax treatment of the consideration payable to the Shareholders or causes such consideration to include any property other than Parent Common Stock (and cash in lieu of fractional shares of Parent Common Stock) or adds new conditions or modifies any existing conditions to the consummation of the Merger that materially adversely affect any Shareholder, without the prior written consent of the Shareholders; provided, that the representations, warranties, covenants and agreements contained in Sections 7 and 8 of this Agreement will terminate at the Effective Time; provided, further, that (i) this Section 2 and Sections 11 through 25 hereof shall survive any such termination, and (ii) such termination shall not relieve any party of any liability or damages resulting from (a) fraud or (b) willful material breach by such party of its covenants or agreements prior to such termination, in each case, as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment.  For purposes of this Agreement, “willful material breach” means a material breach of a party’s covenants and agreements that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such action would be a material breach of such party’s covenants or agreements (provided, that, the knowledge of any officer, director and/or employee of such party who would reasonably be expected to know, or after reasonable due inquiry would learn, in the ordinary course of the performance of such individual’s responsibilities as an officer, director and/or employee, that the taking of such act or failure to take such action would be a material breach of such party’s covenants and agreements will be imputed to such party). For the avoidance of doubt, it is agreed and acknowledged by each of the parties to this Agreement that the statements and representations set forth in the Signing Split-Off Tax Opinion Representation Letters and the Closing Split-Off Tax Opinion Representation Letters are made solely to Company Split-Off Tax Counsel and are not intended to and shall not confer upon any of the parties to this Agreement or any other Person any rights or remedies (including serving as the basis of a claim for, or a defense against, any Action  by any party or any other Person).

3.
Voting Agreement.  From the date hereof until the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with its terms (the “Support Period”), each Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of the Company’s shareholders, however called, and in connection with any written consent of the Company’s shareholders, such Shareholder shall (i) appear at such meeting or otherwise cause all of the Existing Shares and all other shares of Common Stock or voting securities over which he or she has acquired beneficial or record ownership after the date hereof or otherwise the power to vote or direct the voting of (including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities or otherwise over which he or she has the power to vote) (together with the Existing Shares, collectively, the “Shares”), which he or she owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any action or proposal in favor of an Alternative Company Transaction, without regard to the terms of such Alternative Company Transaction, and (D) against any action, proposal, transaction, agreement or amendment of the Company’s Restated Certificate of Incorporation or Bylaws, in each case of this clause (D) which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Shareholder contained in this Agreement for which the Shareholders have received prior written notice from Parent that it reasonably expects that such action or proposal would result in such a breach, or (2) prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger.  For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity directly or indirectly holding Shares for which either Shareholder serves in any partner, shareholder, trustee or similar capacity.  To the extent either Shareholder does not control, by himself or herself, the voting determinations of such shareholder entity, such Shareholder agrees to exercise all voting rights or other voting determination rights he or she has in such shareholder entity to carry out the intent and purposes of his or her support and voting obligations in this paragraph and otherwise set forth in this Agreement.  Each Shareholder represents, covenants and agrees that, (x) except for this Agreement and the M Proxy, he or she has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to any Shares and (y) except as expressly set forth herein, he or she has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to any Shares. Each Shareholder agrees not to enter into any agreement or commitment with any person the effect of which would violate the provisions of this Agreement.  In furtherance and not in limitation of the foregoing, until the termination of this Agreement in accordance with its terms, each Shareholder hereby appoints Robert J. Dzielak or any other person acting as General Counsel of Parent and any designee thereof, and each of them individually, its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Support Period with respect to any and all of such Shareholder’s Shares in accordance with this Section 3. This proxy and power of attorney are given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby agrees that this proxy and power of attorney granted by each such Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient under applicable Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder with respect to any Shares regarding the matters set forth in this first sentence of this paragraph. The power of attorney granted by each Shareholder herein is a durable power of attorney and shall survive the bankruptcy, death or incapacity of such Shareholder.

4.
Non-Solicitation.  Each Shareholder hereby agrees, and agrees to cause his or her controlled affiliates (which, for the avoidance of doubt, does not include the Company) and its and their representatives not to, take any action which, were it taken by the Company or its Representatives, would violate Section 5.3 of the Merger Agreement, it being understood that any action in compliance with Section 5.3 of the Merger Agreement shall not be deemed a breach by any Shareholder of this Section 4.

5.
Transfer Restrictions Prior to the Merger.  Each Shareholder hereby agrees that he or she will not, during the Support Period, without the prior written consent of Parent, (a) convert any shares of Series B Common Stock into shares of Series A Common Stock or (b) directly or indirectly, offer for sale, sell, transfer, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or otherwise dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any such Shares, as applicable (a “Transfer”); provided, that such Shareholder may Transfer Shares for estate planning purposes (including by testamentary disposition) or to a controlled affiliate so long as the transferee, prior to the time of Transfer, agrees in a signed writing reasonably satisfactory to Parent to be bound by and comply with the provisions of this Agreement, and such Shareholder provides at least five (5) Business Days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement) to Parent, in which case such Shareholder shall remain responsible for any breach of this Agreement by such transferee, and provided, further, that the death of a Shareholder shall itself not be a Transfer of Shares so long as the other Shareholder, or a controlled affiliate of either Shareholder, continues to own such Shares as Shares covered under this Agreement and such controlled affiliate agrees in a signed writing reasonably satisfactory to Parent to be bound by and comply with the provisions of this Agreement.  Notwithstanding anything contained herein, each Shareholder will be permitted to effect a bona fide pledge of Series A Common Stock (including any existing pledge) to any financial institution in connection with a bona fide financing transaction (a “Permitted Pledge”) (so long as such pledge does not prevent or otherwise restrict in any manner such Shareholder from voting such shares pursuant to the provisions of this Agreement prior to any default and foreclosure under the indebtedness underlying such pledge).

6.
Representations of the Shareholders.  Each Shareholder represents and warrants to Parent as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder do not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law applicable to such Shareholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or any of the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Authority (other than any filings required pursuant to Section 10 of this Agreement) or pursuant to the Exchange Act or the Securities Act; (d) subject to the Permitted Pledges, the Shareholder owns beneficially and has the power to vote or direct the voting of, the Shareholder’s Shares, including the Existing Shares of such Shareholder, a complete and accurate schedule of which is set forth opposite such Shareholder’s name on Schedule A; (e) the Shareholder owns beneficially the Shareholder’s Shares, including the Existing Shares of such Shareholder, free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any Permitted Pledge and any restrictions created by this Agreement or under applicable federal or state securities laws); and (f) the Shareholder or his or her advisers has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein.  Each Shareholder agrees that it shall not take any action that would have the effect of preventing, impairing, delaying or adversely affecting the performance by such Shareholder of his or her obligations under this Agreement.

7.	Certain Representations and Warranties. JCM hereby represents and warrants as follows:

JCM is not aware of any fact, agreement, plan or other circumstance, and has not taken or failed to take any action, which fact, agreement, plan, circumstance, action or omission would reasonably be expected to prevent or preclude JCM from delivering the M Closing Representation Letter immediately prior to the Closing.

8.	Certain Covenants. JCM hereby agrees that:

(a)
JCM will cooperate with Company Split-Off Tax Counsel by providing appropriate representations as to factual matters on the Closing Date, including the representations in the M Closing Representation Letter; provided, however, that JCM will be deemed to satisfy his obligation under this Section 8 in the event that (x) Parent withholds its consent to any changes, updates or refinements to any representations made in the M Signing Representation Letter that JCM has reasonably requested to be made in the M Closing Representation Letter as may be necessary to reflect any changes in, or clarifications of, facts prior to Closing to the extent that similar or analogous changes, updates or refinements to representations reflecting the same changes in, or clarifications of, fact are made with respect to any other Closing Split-Off Tax Opinion Representation Letter or (y) Parent or the Company does not execute and deliver to Company Split-Off Tax Counsel immediately prior to Closing the Parent Closing Split-Off Tax Opinion Representation Letter or the Company Closing Split-Off Tax Opinion Representation Letter, respectively.

(b)
Immediately prior to the Closing, JCM shall execute and deliver the M Closing Representation Letter to Company Split-Off Tax Counsel; provided, however, that JCM will be deemed to satisfy his obligation under this Section 8 in the event that (x) Parent withholds its consent to any changes, updates or refinements to any representations made in the M Signing Representation Letter that JCM has reasonably requested to be made in the M Closing Representation Letter as may be necessary to reflect any changes in, or clarifications of, facts prior to Closing to the extent that similar or analogous changes, updates or refinements to representations reflecting the same changes in, or clarifications of, fact are made with respect to any other Closing Split-Off Tax Opinion Representation Letter or (y) Parent or the Company does not execute and deliver to Company Split-Off Tax Counsel immediately prior to Closing the Parent Closing Split-Off Tax Opinion Representation Letter or the Company Closing Split-Off Tax Opinion Representation Letter, respectively.

9.
Representations of Parent.  Parent represents and warrants to each Shareholder as follows: (a) Parent has full legal right, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and legally binding agreement of Parent, enforceable against Parent in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by Parent or the performance of its obligations hereunder; (c) the execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law applicable to Parent or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property of Parent pursuant to, any agreement or other instrument or obligation binding upon Parent or any of its property, nor require any authorization, consent or approval of, or filing with, any Governmental Authority other than any filings required pursuant to Section 10 or pursuant to the Exchange Act or the Securities Act.

10.
Antitrust Filings.  Parent and each Shareholder shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by or related to the Merger Agreement as promptly as practicable after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be reasonably requested pursuant to the HSR Act.  Without limiting the foregoing, each Shareholder shall not, and shall cause his or her controlled affiliates not to, without the prior written consent of Parent, extend (or take any action with the effect of extending) any waiting period or comparable period under the HSR Act.  Prior to making any application to or filing with any Governmental Authority in connection with the transactions contemplated by or related to the Merger Agreement, each party hereto will provide the other party with any information or documents that the other party may reasonably require to prepare any such filing or application.

11.
Publicity.  Each Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure in connection with the Merger and the other transactions contemplated by the Merger Agreement, including in the Registration Statement, the Proxy Statement or any other filing with any Governmental Authority made in connection with the Merger, the Shareholders’ identities and ownership of the Shares and the nature of each such Shareholder’s obligations under this Agreement; provided, that nothing herein relieves Parent from its obligations to the Company under the Merger Agreement, including those contained in Sections 5.4, 5.6 and 5.9 of the Merger Agreement.  Each Shareholder agrees to notify Parent as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholders that is so published or disclosed.

12.
Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Except as provided in Section 14 with respect to Indemnified Parties, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Parent acknowledges and agrees that, except as expressly provided herein, nothing in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

13.	[Reserved].

14.	Indemnification.

(a)
Parent (the “Indemnifying Party”) covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless each Shareholder (and each of his or her respective successors and assigns), in each case in his or her capacity as a shareholder of the Company, and each such Shareholder’s representatives and advisors (each, an “Indemnified Party”), from and against any and all Losses (as defined below) incurred in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (collectively, “Actions”) arising out of this Agreement or the performance of such Indemnified Party hereunder (including any Actions brought by any of the stockholders, directors, officers or employees of any of Parent or Company or any Governmental Authority relating thereto).  For purposes of this Section 14, “Losses” means any loss (including disgorgement of consideration), liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to this Agreement; provided, however, that any diminution in value of the capital stock of Parent shall not constitute a Loss.

(b)
Notwithstanding anything herein to the contrary, the Indemnifying Party will not be obligated to provide indemnity hereunder to any Indemnified Party with respect to any Losses which (x) result from such Indemnified Party’s fraud, bad faith, willful misconduct or gross negligence or (y) result from any breach of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement.

(c)
The Indemnifying Party will indemnify the Indemnified Parties pursuant to this Section 14 regardless of whether such Losses are incurred prior to or after the Effective Time.  The indemnification provided pursuant to this Section 14 is in addition to, and not in derogation of, any other rights an Indemnified Party may have under applicable law, the certificate of incorporation or bylaws of the Company, or pursuant to any contract, agreement or arrangement (including, for the avoidance of doubt, under Section 5.11 of the Merger Agreement); provided, however, that Losses will not be duplicated.  If an Indemnified Party receives an indemnification payment pursuant to this Agreement and later receives insurance proceeds or other third-party recovery proceeds in respect of the related Losses, then the Indemnified Party shall promptly remit to the Indemnifying Party, amounts equal to the lesser of (x) the amount of such insurance proceeds or other third-party recovery proceeds, if any, and (y) the amount of the indemnification payment previously paid by or on behalf of the Indemnifying Party with respect to such Losses.

(d)
Promptly after the receipt by any Indemnified Party of notice with respect to any Action that is or may be subject to indemnification hereunder (each, an “Indemnifiable Claim”) (and in no event more than ten Business Days after such event), such Indemnified Party shall give written notice thereof to the Indemnifying Party, which notice will include, to the extent known, the basis for such Indemnifiable Claim and copies of any pleadings or written demands relating to such Indemnifiable Claim and, promptly following request therefor, shall provide any additional information in respect thereof that the Indemnifying Party may reasonably request; provided, that (x) any delay in giving or failure to give such notice will not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such delay in or failure to notify and (y) no such notice shall be required to be given to the Indemnifying Party to the extent that the Indemnifying Party or any of its respective Affiliates is a party to any such Indemnifiable Claim.

(e)
Subject to Section 14 (f) and Section 14(g), the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of any Indemnifiable Claim in respect of an Action commenced or made by a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Indemnifiable Claim”) so long as, within ten Business Days after the receipt of notice of such Third Party Indemnifiable Claim from the Indemnified Party (pursuant to Section 14(d)), the Indemnifying Party: (x) delivers a written confirmation to such Indemnified Party that the indemnification provisions of Section 14 are applicable, subject only to the limitations set forth in this Agreement, to such Third Party Indemnifiable Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Third Party Indemnifiable Claim to the extent required by this Section 14, and (y) notifies such Indemnified Party in writing that the Indemnifying Party will assume the control of the defense thereof.  Following notification to such Indemnified Party of the assumption of the defense of such Third Party Indemnifiable Claim, the Indemnifying Party shall retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Indemnifiable Claim.  If the Indemnifying Party so assumes the defense of any such Third Party Indemnifiable Claim in accordance herewith, subject to the provisions of subsections (d) through (f) of this Section 14, (A) the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of such Third Party Indemnifiable Claim and such Indemnified Party shall cooperate (subject to the Indemnifying Party’s agreement to reimburse such Indemnified Party for all documented reasonable out-of-pocket expenses incurred by such Indemnified Party in connection with such cooperation) with the Indemnifying Parties in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof (subject to the last sentence of this Section 14(e)), and (B) such Indemnified Party shall have the right to employ separate counsel selected by such Indemnified Party and to participate in (but not control) the defense, compromise or settlement thereof and the Indemnifying Party shall pay up to $750,000 of the reasonable fees and expenses of one such separate counsel, and, if reasonably necessary, one local counsel.  No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action (or part thereof) for which it is entitled to indemnification and to which Indemnifying Party has provided the written confirmation specified in clause (x) above without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).  Without the prior written consent of each of the Indemnified Parties who are named in the Action subject to the Third Party Indemnifiable Claim (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnifying Party will not settle or compromise or consent to the entry of judgment with respect to any Indemnifiable Claim (or part thereof) unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Parties, (y) does not include any admission of wrongdoing on the part of such Indemnified Parties and (z) does not enjoin or restrict in any way the future actions or conduct of such Indemnified Parties (other than in a manner consistent with  the terms of the subject instruments).

(f)
Notwithstanding Section 14(e), an Indemnified Party, at the expense of the Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel (in addition to one local counsel in each applicable jurisdiction) representing the Indemnified Party), shall, subject to the last sentence of this Section 14(f), be entitled to separately control the defense, compromise or settlement of any Third Party Indemnifiable Claim (x) as to such Indemnified Party if the Indemnified Party with the opinion of external counsel shall have reasonably concluded that there exists any actual conflict of interest relating to the defense of such Action between the Indemnified Party and the Indemnifying Party and (y)  as to which the Indemnifying Party has previously assumed control in the event the Indemnifying Party is not diligently pursuing such defense.  No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any Action with respect to which it controls the defense thereof pursuant to this Section 14(f) and for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)
In all instances under this Section 14 where the Indemnifying Party has agreed to pay the fees, costs and expenses of the Indemnified Parties, such fees, costs and expenses shall be reasonable.  The parties agree to cooperate and coordinate in connection with the defense, compromise or settlement of any Indemnifiable Claims.

(h)
In addition to (but without duplication of) the Indemnified Party’s right to indemnification as set forth in this Section 14, if so requested by an Indemnified Party, the Indemnifying Party shall also advance to such Indemnified Party (within ten Business Days of such request) any and all documented reasonable out-of-pocket fees, costs and expenses incurred by an Indemnified Party in accordance with this Section 14 in connection with investigating, defending, being a witness in or participating in (including any appeal), or preparing to defend, be a witness in or participate in, any Indemnifiable Claim, including, without duplication, reasonable fees and expenses of legal counsel, accountants, consultants and other experts (an “Expense Advance”).

(i)
Each Shareholder agrees that he or she will repay Expense Advances made to him or her (or paid on his or her behalf) by the Indemnifying Party pursuant to this Section 14 if it is ultimately finally determined by a court of competent jurisdiction that he or she is not entitled to be indemnified pursuant to this Section 14.

(j)
If Parent or any of its respective successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties or assets to any Person (including, for the avoidance of doubt, by cancelling or otherwise eliminating all or substantially all of its properties or assets), then, in each case, Parent or any of its respective successors or assigns shall take such action as may be necessary so that such Person (and its successors and assigns) shall assume all of the applicable obligations set forth in this Section 14.

15.
Assignment.  Except as provided in Section 5 of this Agreement, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Any attempted assignment in violation of this Section 15 shall be void.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns and, in the event of a Shareholder’s death, such Shareholder’s heirs, executors, administrators, testamentary trustees, legatees or beneficiaries.

16.
Director/Officer.  Notwithstanding anything to the contrary contained in this Agreement, each Shareholder is entering into this Agreement solely in his or her capacity as a beneficial owner of such Shareholder’s Shares, and nothing herein is intended to or shall limit, affect or restrict any director or officer of the Company solely in his or her capacity as a director or officer of the Company or any of its subsidiaries or of any Company Specified Person (including voting on matters put to such board or any committee thereof, influencing officers, employees, agents, management or the other directors of the Company or any of its subsidiaries and taking any action or making any statement at any meeting of such board or any committee thereof, in each case solely in his or her capacity as a director or officer of the Company or any of its subsidiaries or of any of the Company Specified Persons) in the exercise of his or her fiduciary duties as a director or officer of the Company or its subsidiaries or any such other person.

17.
Further Assurances.  Each party hereto agrees, from time to time, at the reasonable request of any other party hereto and without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested to confirm and assure the rights and obligations set forth in this Agreement.

18.
Remedies/Specific Enforcement.  Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the other parties would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event.  Accordingly, in the event of any breach or threatened breach by any party hereto of any covenant or obligation contained in this Agreement, in addition to any other remedy to which the other parties may be entitled (whether at law or in equity), the other parties shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereto hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate.  Each party hereto further agrees that no party or any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party hereto irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

19.
Governing Law; Jurisdiction; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. The parties hereto hereby irrevocably submit to the jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the matters contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. The parties hereto hereby consent to and grant the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided herein or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

20.
Notice.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (A) when delivered in person, (B) upon transmission by electronic mail or facsimile transmission as evidenced by confirmation of transmission to the sender (but only if followed by transmittal of a copy thereof by (x) national overnight courier or (y) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail or facsimile transmission), (C) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (D) on the next Business Day if transmitted by national overnight courier, in each case as set forth to the parties as set forth below:

If to Parent:

Expedia Group, Inc.
333 108th Ave NE
Bellevue, WA 98004
Attn:         Chief Legal Officer
Email:       Separately provided
Facsimile: Separately provided

With a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn:         Andrew J. Nussbaum, Esq.
                  Edward J. Lee, Esq.
Email:       AJNussbaum@wlrk.com
                  EJLee@wlrk.com
Facsimile: (212) 403-2000

If to the Shareholders:

John C. Malone
c/o Marty Flessner
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Facsimile: Separately provided
E-Mail:     Separately provided

With a copy (which shall not constitute notice) to:

Sherman & Howard L.L.C.
633 Seventeenth Street
Suite 3000
Denver, CO 80202
Attention: Steven D. Miller
Facsimile: (303) 298-0940
E-Mail:     smiller@shermanhoward.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.

21.
Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto.  Upon such determination that any term or other provision is invalid, illegal, void or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

22.
Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Parent and each Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

23.
Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

24.
Counterparts.  The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature.  All the counterparts will be construed together and will constitute one Agreement.

25.
Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When this Agreement contemplates a certain number of securities, as of a particular date, such number of securities shall be deemed to be appropriately adjusted to account for stock splits, dividends, recapitalizations, combinations of shares or other change affecting the such securities.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above.

/s/ John C. Malone
John C. Malone

/s/ Leslie Malone
Leslie Malone

EXPEDIA GROUP, INC.

By:	/s/ Mark D. Okerstrom
	Name:	Mark D. Okerstrom
	Title:	President and Chief Executive Officer

[Signature Page to Voting Agreement]

Schedule A

Shareholder Information

Shareholder	Series A Common Stock	Series B Common Stock
JCM	351,831	2,553,763
LM	52,828	82,565